Exhibit d(xxxviii) under Form N-1A
                                             Exhibit 10 under Item 601/ Reg. S-K

                                   EXHIBIT MM

                                     to the

                          Investment Advisory Contract

                          PRIME VALUE OBLIGATIONS FUND

      For all services rendered by Adviser hereunder, the above-named Fund of the Money Market Obligations Trust II shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .20 of 1% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .20 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 1st day of November, 1999.

                                    FEDERATED INVESTMENT
                                    MANAGEMENT COMPANY


                                    By:  /S/ G. ANDREW BONNEWELL
                                       --------------------------------
                                    Name:  G. Andrew Bonnewell
                                    Title:  Vice President

                                    MONEY MARKET OBLIGATIONS
                                    TRUST

                                    By:  /S/ RICHARD B. FISHER
                                       --------------------------------
                                    Name:  Richard B. Fisher
                                    Title:  Vice President